Exhibit 2.2

EXECUTION COPY

February 17, 2012

LETTER AGREEMENT

Reference is made to the Stock Purchase Agreement between Aptuit, LLC, a Delaware limited liability company (“Seller”), and Catalent Pharma Solutions, Inc., a Delaware corporation (“Purchaser”) dated as of August 19, 2011, as amended on January 22, 2012 by the amendment agreement (as so amended, the “Stock Purchase Agreement”). Capitalized terms used in this Letter Agreement (this “Letter Agreement”) and not otherwise defined shall have the meanings set forth or referenced in the Stock Purchase Agreement.

Actions Related to Aptuit (Singapore) Private Limited

WHEREAS, Section 8.01 of the Stock Purchase Agreement requires Seller and Purchaser to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Acquisition, including using reasonable best efforts to take all acts necessary to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable;

WHEREAS, Section 3.01(h) of the Stock Purchase Agreement sets forth as a condition to Purchaser’s obligation to effect the transactions contemplated thereby that the substitutions contemplated by Sections 5(iii), 5(iv)(b), 5(v)(a), 5(vii) and 5(viii) of the Substitution Agreement have occurred and Seller shall have delivered to Purchaser executed copies of the New Parent Guarantee and the New Parent Undertaking (collectively, the “Substitutions”);

WHEREAS, instead of completing the substitutions contemplated by Sections 5(iii), 5(iv)(b), 5(v)(a), 5(vii) and 5(viii) of the Substitution Agreement, (1) Arbitration Case No. 17394/CYK pending before the ICC International Court of Arbitration at London, now captioned Aptuit (Asia) Pvt. Ltd. v. Satyanarayana Chava and Aptuit Laurus Pvt. Ltd., was terminated with prejudice and withdrawn, (2) case O.P. 2287 of 2010, now captioned Aptuit Laurus Pvt. Ltd. & Anr. v. Aptuit (Singapore) Pvt. Ltd. & Anr. pending before the Honourable II Additional Chief Judge, City Civil Court, Hyderabad, was withdrawn with prejudice and (3) a Termination Agreement, dated as of December 7, 2011, was entered into by and among Aptuit (Laurus) Private Limited, Aptuit (Singapore) Private Limited, Aptuit, Inc., Aptuit, LLC and Aptuit (Asia) Private Limited, Dr. Chava Satyanarayana and other shareholders (collectively, the “Terminations”); and

WHEREAS, given the occurrence of the Terminations, Purchaser wishes, for the avoidance of doubt, to acknowledge that (i) Seller has complied with the covenant set forth in Sections 8.01 of the Stock Purchase Agreement as it relates to the Substitutions and (ii) the condition set forth in Section 3.01(h) of the Stock Purchase Agreement has been satisfied.

NOW, THEREFORE, Purchaser and Seller hereby agree as follows:

1. Acknowledgment. Purchaser acknowledges (i) Seller’s compliance with the covenant set forth in Section 8.01 of the Stock Purchase Agreement as it relates to the Substitutions and (ii) satisfaction of the condition set forth in Section 3.01(h) of the Stock Purchase Agreement.

Conversion Rate to be Applied in Calculation of Working Capital and NFI

WHEREAS, for purposes of calculating certain elements of Working Capital and Net Funded Indebtedness, an amount of currency other than the lawful money of the United States of America (“Dollars”) will be converted into an equivalent amount of Dollars;

NOW, THEREFORE, Purchaser and Seller hereby agree as follows:

2. Conversion Rate. On the date of determination of Working Capital and Net Funded Indebtedness, any amounts expressed in a currency other than Dollars shall be converted to the equivalent of such amount in Dollars determined by using the rate of exchange quoted at 11:00 a.m., London time, on such date on the Bloomberg generic rate (BGN) currency page for such currency.

Delivery of Unaudited 12/31/11 Financial Statements

WHEREAS, pursuant to Section 5.06(b) of the Stock Purchase Agreement, Seller agreed to use reasonable best efforts to provide, and as a condition to Closing would provide, to Purchaser if the Closing Date is after February 13, 2012, an unaudited combined balance sheet of the Business as of December 31, 2011, together with the related unaudited combined statements of operations, changes in shareholder’s equity and cash flows for the quarter ended December 31, 2011 (collectively, the “Unaudited 12/31/11 Quarterly Financial Statements”);

WHEREAS, pursuant to Section 4.05(g) of the Stock Purchase Agreement, Seller made a representation that the Unaudited 12/31/11 Quarterly Financial Statements in all material respects will be prepared in accordance with GAAP; and

WHEREAS, instead of providing to Purchaser the Unaudited 12/31/11 Quarterly Financial Statements, Seller has provided to Purchaser an interim unaudited combined balance sheet of the Business as of December 31, 2011 (the “12/31/11 Balance Sheet”), together with the related interim unaudited combined statements of operations for the quarter ended December 31, 2011 (the “Delivered 12/31/11 Quarterly Financial Statements”).

WHEREAS, Seller has agreed to provide to Purchaser (i) with respect to the 12/31/11 Balance Sheet, the related unaudited changes in shareholder’s equity and cash flows for the quarter ended December 31, 2011 and (ii) with respect to the unaudited combined balance sheet of the Business as of September 30, 2011, the related unaudited combined statements of operations of the Business for the quarter ended September 30, 2011 (collectively, the “Additional Quarterly Financial Statements”) no later than March 9, 2012 (the “Delivery Date”).

NOW, THEREFORE, Purchaser and Seller hereby agree as follows:

3. Acknowledgment. Purchaser acknowledges that following delivery of the Delivered 12/31/11 Quarterly Financial Statements (i) Seller shall be deemed to have complied fully with the covenant set forth in Section 5.06(b) of the Stock Purchase Agreement as it relates to the Unaudited 12/31/11 Quarterly Financial Statements, subject to Seller’s obligations with respect to the last sentence thereof, and (ii) Seller’s representation set forth in Section 4.05(g)(i) of the Stock Purchase Agreement as it relates to the preparation of the Unaudited 12/31/11 Quarterly Financial Statements in accordance with GAAP shall be deemed to have the qualification “(other than the absence of footnotes)”. The parties hereto acknowledge that the Delivered 12/31/11 Quarterly Financial Statements and the Additional Quarterly Financial Statements are Additional Financial Statements subject to the representation in Section 4.05(g) of the Stock Purchase Agreement as modified in clause (ii) above, and the last sentence of Section 5.06(b) of the Stock Purchase Agreement is applicable thereto.

4. Additional Quarterly Financial Statements. No later than the Delivery Date, Seller shall provide to Purchaser the Additional Quarterly Financial Statements.

5. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6. Continuing Effect of the Stock Purchase Agreement. This Letter Agreement shall only serve to amend and modify the Stock Purchase Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Stock Purchase Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. In the event of any conflict or inconsistency between the provisions of the Stock Purchase Agreement and the provision of this Letter Agreement, the provisions of this Letter Agreement shall control.

7. No Third Party Beneficiaries. This Letter Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

8. Entire Agreement. This Letter Agreement , the Stock Purchase Agreement, the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

9. General Provisions. Sections 12.11 (Enforcement), 12.12 (Consent to Jurisdiction) and 12.13 (Waiver of Jury Trial) of the Stock Purchase Agreement shall govern this Letter Agreement.

10. Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Letter Agreement by facsimile, email or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Letter Agreement.

11. Severability. If any term, covenant, restriction or provision of this Letter Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or incapable of being enforced by any applicable Law or public policy, all other terms, covenants, restrictions and provisions of this Letter Agreement shall nonetheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, covenant, restriction or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Letter Agreement are consummated as originally contemplated to the fullest extent possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Letter Agreement as of the date first written above.

APTUIT, LLC

by	/s/ John Fikre
Name: John Fikre
Title: Executive Vice President, General Counsel

CATALENT PHARMA SOLUTIONS, INC.

by	/s/ Sam Khichi
Name: Sam Khichi
Title: SVP Chief Administrative Officer & General Counsel

[Signature Page to Letter Agreement]